Exhibit 99.1

jcpenney Further Strengthens Financial Position with $1.75 Billion Term Loan

PLANO, Texas (April 29, 2013) - J. C. Penney Company, Inc. (NYSE:JCP) (“the Company”) today announced that it has entered into a commitment letter with Goldman Sachs Bank USA under which Goldman Sachs has committed to provide the Company with a five-year $1.75 billion senior secured term loan facility.

Chief Financial Officer Ken Hannah said, "This loan facility is an important component of our strategic plan to strengthen the Company’s financial position.  Together with our revolving credit facility, this will give us the financial strength we need to meet our current funding requirements and build toward a successful future."

Under the terms of the commitment letter, the proceeds of the loan facility may be used to fund ongoing working capital requirements and other general corporate purposes and to amend, acquire or satisfy and discharge the Company’s outstanding 7⅛% Debentures Due 2023.

The facility will be secured by real estate, subject to certain carve outs, as well as an interest in substantially all other assets of the Company and certain of its subsidiaries. Further details about the loan facility will be provided in the Form 8-K to be filed by the Company today.

On April 15, 2013, the Company announced that it had drawn down $850 million on its $1.85 billion committed revolving credit facility for operating, working capital and capital expenditure needs.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, the success of our transformation, the impact of changes designed to transform our business, competition and promotional activities, changes in merchandise styles and trends, changes in store traffic trends, maintaining an appropriate mix and level of inventory, the implementation of our new store layout, the availability of internal and external sources of liquidity, our failure to retain, attract and motivate our employees, the reduction and restructuring of our workforce, the impact of cost reduction initiatives, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, disruptions in our information technology systems or website, changes in our credit ratings, our failure to source and deliver merchandise in a timely and cost-effective manner, changes in our arrangements with our suppliers and vendors, restrictions under our revolving credit facility, potential asset impairment charges, risks associated with importing merchandise from foreign countries, economic and political conditions that impact consumer confidence and spending, the impact of holiday spending patterns and weather conditions, changes in federal, state or local laws and regulations, legal and regulatory proceedings, significant changes in discount rates, actual investment return on pension assets and other factors related to our qualified pension plan, the influence of our largest stockholders, the volatility of our stock price and our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes. Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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For further information, contact:

Investor Relations: (972) 431.5500
jcpinvestorrelations@jcpenney.com

Media Relations: (972) 431.3400
jcpcorpcomm@jcpenney.com

Corporate Website
ir.jcpenney.com